Exhibit 5.1

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FIRM / AFFILIATE OFFICES
	Austin	Moscow
	Beijing	Munich
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April 4, 2022	Chicago	Riyadh
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Coronado Topco, Inc.	Hong Kong	Silicon Valley
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Milan

Re: Coronado Topco, Inc. – Registration Statement on Form S-4

To the addressees set forth above:

We have acted as special counsel to Coronado Topco, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 69,440,786 shares of common stock, $0.001 par value per share (the “Shares”). The Shares are included in a registration statement on Form S–4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2022 (Registration No. 333–262434) (as amended, the “Registration Statement”) relating to the business combination contemplated by the business combination agreement, dated as of December 22, 2021 (the “Business Combination Agreement”), by and among the Company, Quidel Corporation, Ortho Clinical Diagnostics Holdings plc and the other parties thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Company stockholders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Business Combination Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the

April 4, 2022

Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP